COPPER BRIDGE ACQUISITION CORP.
700 WEST GEORGIA STREET, 25TH FLOOR
VANCOUVER, BC V7Y 1B3
December 20, 2007
Autorité des marchés financiers
Stock Exchange Tower
800 Victoria Square, 22nd Floor
P.O. Box 246
Montreal, QC H4Z 1G3
Dear Sirs/Mesdames:
Copper Bridge Acquisition Corp. — Offer to Acquire Northern Peru Copper Corp.
The undersigned, on behalf of Copper Bridge Acquisition Corp. (the “Offeror”), hereby confirms, pursuant to section 121 of the Securities Act (Québec), that the offer (the “Offer”) made by the Offeror today to acquire all of the common shares of Northern Peru Copper Corp. (the “Offeree Company”), including all common shares issued after the day hereof and prior to the expiry time of the Offer, is a take-over bid made in accordance with the rules established by the British Columbia Securities Commission and meets the following conditions:
1.          the Offeror has been advised by the Offeree Company that there are fewer than 50 holders of securities of the class sought by the Offer who are resident in Québec according to the addresses entered in the records of the Offeree Company or in the records of dealers acting as nominees;
2.          the Offeror has been advised by the Offeree Company that the holders resident in Québec according to the records of the Offeree Company and the records of dealers acting as nominees own less than 2% of the securities of that class;
3.          the Offeror has sent to the holders resident in Québec and has filed with the Autorité des marchés financers all the documents prescribed under applicable law; and
4.          the Offeror has made the Offer to the holders resident in Québec on the same conditions as to other holders.
Please be advised that the applicable $1,000 fee set forth in section 271.4.1 of the Regulation respecting securities (Québec) has been paid today through SEDAR.

Yours very truly,
/s/ Shi Jiangtao
Name:	Shi Jiangtao
Title:	Secretary and Vice President, Legal